Exhibit (d)(4)

EXECUTION VERSION

AMENDED AND RESTATED AGREEMENT TO TENDER

AGREEMENT TO TENDER (this “Amended and Restated Agreement”), dated as of July 3, 2013, among Ventura Capital Privado, S.A. de C.V., a sociedad anónima de capital variable (“Ventura”), Trust Number 1387, acting through Banco Invex S.A., Institución de Banca Múltiple, Invex Grupo Financiero, a banking institution organized and existing under the laws of the United Mexican States (the “Trust 1387”), Javier Molinar Horcasitas (“Javier Molinar”), Enrique Castillo Sanchéz Mejorada (“Enrique Castillo” and together with Ventura, Trust 1387, and Javier Molinar, collectively, “Bidders”), and BASCFC-Maxcom Holdings I, LLC (the “Selling Shareholder”) with the appearance of Nexus Partners I, LLC (“Nexus Partners”).

W I T N E S S E T H

WHEREAS, Bidders and Maxcom Telecomunicaciones, S.A.B. de C.V. (“Maxcom”) have entered into a Recapitalization Agreement dated July 3, 2013 (as in effect on the date hereof, the “Recapitalization Agreement”) pursuant to which Bidders have agreed, among other things, to commence, either jointly or through Trust 1387, a cash tender offer for up to 100% (one hundred percent) of the issued and outstanding shares (the “Shares”) of Maxcom (the “Tender Offer”);

WHEREAS, as of the date hereof the Selling Shareholder beneficially owns 85’741,830 Shares (the “Target Shares”), representing approximately 10.634% of the outstanding total capital stock of Maxcom;

WHEREAS, Maxcom intends to undertake a restructuring (the “Restructuring”) that implements and is otherwise materially consistent in form and substance with the joint chapter 11 plan of reorganization attached hereto as Exhibit 1 (including all exhibits and supplements thereto, and as amended, supplemented or otherwise modified from time to time, the “Plan”) by commencing voluntary cases under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101—1532, in the United States Bankruptcy Court for the District of Delaware;

WHEREAS, the Selling Shareholder has entered into an irrevocable mandate agreement with Banco INVEX, S.A., Institución de Banca Múltiple, INVEX Grupo Financiero and Bidders, which was amended and restated as of July 3, 2013 (the “Escrow Agreement”);

WHEREAS, the Selling Shareholder and Ventura previously entered into an Agreement to Tender, dated December 4, 2012 (the “Original Agreement to Tender”); and

WHEREAS, in order to induce Bidders to commence the Tender Offer, Bidders have requested and the Selling Shareholder has agreed to amend and restate the Original Agreement to Tender by entering into this Amended and Restated Agreement.

NOW, THEREFORE, in consideration of the foregoing and the premises and the mutual representations, warranties, covenants and agreements contained herein, and on the terms and subject to the conditions set forth herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1                                                     Specific Definitions.  As used in this Amended and Restated Agreement, the following terms shall have the meanings set forth or referred to below:

“Affiliate” of a specified Person means any entity which such Person directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with the specified Person or, in the case of individuals, persons related by blood or marriage including former marriage. For purposes of this Amended and Restated Agreement, Maxcom shall not be considered to be an Affiliate of the Selling Shareholder.

“Alternative Transaction” means either (i) a transaction or series of transactions pursuant to which any Person or group of Persons acquires or would acquire, directly or indirectly, beneficial ownership of any or all of the Shares, whether from the Selling Shareholder, Maxcom or otherwise; or (ii) any other transaction pursuant to which any third party acquires or would acquire, directly or indirectly, assets of Maxcom (other than in the ordinary course of business) or control of assets of Maxcom, in any case having a book value of ten percent or more of Maxcom’s total assets, or for consideration equal to ten percent or more of the fair market value of all Shares on the date of this Amended and Restated Agreement.

“BMV” means the Bolsa Mexicana de Valores, S.A.B. de C.V.

“Business” has the meaning set forth in Section 2.5(d)(i) hereof.

“Business Day” means any day other than Saturdays and Sundays and other than any day that the CNBV regards as a holiday.

“CFC” means the Comisión Federal de Competencia.

“CNBV” means the Comisión Nacional Bancaria y de Valores.

“COFETEL” means the Comisión Federal de Telecomunicaciones.

“Competitive Activities” has the meaning set forth in Section 2.5(c)(i) hereof.

“Confidential Information” has the meaning set forth in Section 2.5(e) hereof.

“Control” (including, with correlative meaning, the terms, “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“CPO” means Certificado de Participación Ordinaria.

“Escrow Agreement” has the meaning set forth in the preamble hereof.

“Expiration Date” means the date that the Tender Offer expires.

“Law” means any law, rule, regulation or order of any competent governmental or regulatory authority, as amended from time to time.

“Legal Requirements” has the meaning set forth in Section 3.2 hereof.

“Maxcom” has the meaning set forth in the preamble hereof.

“Orders” has the meaning set forth in Section 3.2 hereof.

“Original Agreement to Tender” has the meaning set forth in the preamble hereof.

“Person” means any individual, corporation (including any non-profit corporation), association, general or limited partnership, organization, business, limited liability company, firm, governmental entity, joint venture, estate, trust, unincorporated organization or any other entity, association or organization.

“Purchase Date” has the meaning set forth in Section 2.5(c) hereof.

“Recapitalization Agreement” has the meaning set forth in the preamble hereof.

“SCT” means the Secretaria de Comunicaciones y Transportes.

“Shares” has the meaning set forth in the preamble hereof.

“Subsidiary” means, with respect to a Person, any corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other legal entity (i) of which such Person beneficially owns, directly or indirectly, fifty percent (50%) or more of the stock or other equity interests of such entity, (ii) of which securities or other ownership interests having ordinary voting power to elect or designate a majority of the board of directors or other Persons performing similar functions are at the time owned, directly or indirectly, by such Person or (iii) that does not have a board of directors or other Persons performing similar functions in which such Person owns, directly or indirectly, general partnership interests, management rights or other interests that permit such Person, or any Subsidiary of such Person, to manage the business and affairs of such entity without the affirmative approval of any other Person.

“Target Shares” has the meaning set forth in the preamble hereof.

“Tender Offer” has the meaning set forth in the preamble hereof.

Section 1.2                             Other Definitional Provisions.

(a)                                 The words “Hereof”, “Herein”, and “Hereunder” and words of similar import, when used in this Amended and Restated Agreement, refer to this Amended and Restated Agreement as a whole and not to any particular provision of this Amended and Restated Agreement.

(b)                                 Terms defined in the singular have a comparable meaning when used in the plural, and vice versa.

(c)                                  “Ps.” and “Pesos” mean Mexican Pesos.

(d)                                 The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified.

ARTICLE II

RIGHTS AND OBLIGATIONS OF THE SELLING SHAREHOLDER

Section 2.1                             Escrow and Agreement to Tender.  In order to induce Bidders to commence the Tender Offer, the Selling Shareholder agrees, pursuant to the terms and conditions set forth herein, to tender in the Tender Offer and to instruct Banco INVEX, S.A., Institución de Banca Múltiple, INVEX Grupo Financiero, as trustee under the Escrow Agreement, to tender in the Tender Offer and, subject to its right to withdraw pursuant to Section 2.2 hereof, to not withdraw all the Target Shares not later than five Business Days before the initial Expiration Date.

Section 2.2                             Right to Accept Superior Offer.  Nothing in this Amended and Restated Agreement is intended in any way to restrict or limit the Selling Shareholder’s right to accept a Superior Offer (as defined in the Recapitalization Agreement) in the event Maxcom terminates the Recapitalization Agreement, and no penalty will be imposed on the Selling Shareholder that accepts a Superior Offer after Maxcom terminates the Recapitalization Agreement. Notwithstanding the provisions of Section 2.1 hereof, the Selling Shareholder shall have the right to accept a Superior Offer after Maxcom terminates the Recapitalization Agreement. In the event the Selling Shareholder has tendered any or all of the Target Shares, the Selling Shareholder shall have the right to withdraw any or all of such Target Shares at any time during the period that the Tender Offer remains outstanding in order to accept a Superior Offer after Maxcom terminates the Recapitalization Agreement.

Section 2.3                             Notice of Alternative Transaction.  The Selling Shareholder agrees to advise Bidders orally and in writing of any proposal or request for information it receives, or becomes aware of, in connection with or relating to an Alternative Transaction, the material terms and conditions of such request, proposal or Alternative Transaction and the identity of the Person making such request or proposal within one Business Day of the receipt of such request, and shall within such period deliver to Bidders a copy of any such request, proposal or Alternative Transaction received from such Person in writing. The Selling Shareholder will keep Bidders informed of the status and details (including amendments or proposed amendments) of any such request or proposal on a current basis.

Section 2.4                             Information.  The Selling Shareholder agrees to advise within one Business Day, orally and in writing, of any request for information or comments from any governmental agency that could adversely impact Bidders’ ability to consummate the Tender Offer. Each Selling Shareholder agrees to provide Bidders with the opportunity to review and comment on any of the Selling Shareholder’s filings with or correspondence to the CFC, COFETEL, SCT, CNBV or the BMV relating to the Tender Offer or this Amended and Restated Agreement and Bidders will have the right to comment on those filings or correspondence no later than 24 hours after receipt of such filing or correspondence; provided, however, the inclusion of or changes made in response thereto shall be at the reasonable discretion of the Selling Shareholder. Subject to compliance with applicable Law, Bidders shall have the right to approve (such approval not to be unreasonably withheld) any references to them contained in such filing or correspondence.

Section 2.5                             No Solicitation; Ordinary Course; Confidentiality.

Nexus Partners agrees on its own behalf and not on behalf of the Selling Shareholder:

(a)                                 Nexus Partners agrees to advise Bidders orally and in writing of any proposal or request for information it receives, or becomes aware of, in connection with or relating to an Alternative Transaction, the material terms and conditions of such request, proposal or Alternative Transaction and the identity of the Person making such request or proposal within one Business Day of the receipt of such request, and shall within such period deliver to Bidders a copy of any such request, proposal or Alternative Transaction received from such Person in writing. Nexus Partners will keep Bidders informed of the status and details (including amendments or proposed amendments) of any such request or proposal on a current basis.

(b)                                 Nexus Partners shall not directly, or indirectly, through advisors, representatives, equity owners, officers, directors, agents or otherwise, take any action to solicit offers from or in any manner encourage any proposal of any other Person, solicit offers from or in any manner encourage any proposal (whether written or oral) of any other Person, or provide any information to any Person regarding (i) the acquisition of, investment in, or management of, or any proposed investment vehicle, management company or joint venture with respect to, either Maxcom or any of its Subsidiaries; or (ii) a sale or other disposition of the assets or the business of either Maxcom or any of its Subsidiaries, in whole or in part.

(c)                                  Nexus Partners covenants to Bidders that, from the date of the purchase of the Target Shares by Bidders pursuant to the Tender Offer (the “Purchase Date”), in accordance with the terms of this Amended and Restated Agreement, until the fifth anniversary of the Purchase Date, it will comply at all times, with the following covenants and negative covenants, including as a stockholder, member, partner, agent, principal, advisor affiliate or similarly interested party of another business firm, except when it obtains the prior written consent of Bidders:

(i)                              Not to own, lease, manage, operate, control, advise, engage in, or own stock or otherwise own an equity or economic interest in, any Person engaged in providing telecommunication services which are competitive with the services provided by Maxcom as of the date hereof (“Competitive Activities”) in Mexico; provided that, notwithstanding the foregoing, nothing in this Section 2.5(c)(i) will restrict or prevent in any manner Nexus Partners from maintaining a purely passive investment in any Person who is engaged in any Competitive Activities so long as the aggregate interest represented by such investments does not exceed 20% of any class of the outstanding debt or equity securities of any such Person; and

(ii)                           Not to divert or attempt to divert Persons from Maxcom who are customers or suppliers of Maxcom as of either the date hereof or the Purchase Date.

(d)                          Nexus Partners covenants to Bidders that it will comply at all times with the following negative covenants, including as a stockholder, member, partner, agent, principal, advisor affiliate or similarly interested party of another business firm, except when it obtains the prior written consent of Bidders:

(i)                              From the Purchase Date until the second anniversary of the Purchase Date, not to solicit for employment, hire or do any act intended to divert any of Maxcom’s employees from the business of Maxcom, Bidders or any Affiliates of any of them (the “Business”); and

(ii)                           From the date hereof, disparage, demean, criticize or do any other act in each case reasonably likely to cause material injury to the Business or the reputation of the Business.

(e)                           Nexus Partners acknowledges that it had access to operating, financial and other information of Maxcom and its customers including procedures, business strategies, and prospects and opportunities, techniques, methods and information about, or received by Maxcom, from its customers and that divulgence will irreparably harm Maxcom (“Confidential Information”). Nexus Partners also acknowledges such Confidential Information provides Maxcom with a competitive advantage (or that it could be used to the prejudice of Maxcom by a competitor). Nexus Partners also acknowledges the interest of Maxcom in maintaining the confidentiality of such Confidential Information. Nexus Partners shall not, and shall not authorize any Person acting on their behalf to, divulge, disclose or make known in any way or use for the individual benefit of any of them or others any of such Confidential Information. The foregoing is not applicable to such of the Confidential Information (i) that is in the public domain otherwise than as a result of its unauthorized disclosure by Nexus Partners or any other Person; (ii) that is necessary to be disclosed in making any filing, or in connection with obtaining any consent or approval, required for the consummation of the transactions contemplated by this Amended and Restated Agreement; or (iii) that is required to be disclosed in connection with any legal proceedings or applicable Law.

(f)                            Bidders acknowledge and agree that (i) the obligations set forth in this Section 2.5 are the obligations of Nexus Partners and not obligations of the Selling Stockholder and (ii) the provisions of this Section 2.5 do not apply to the Selling Stockholder and shall not be interpreted to impose any obligations or restrictions on the Selling Stockholder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLING SHAREHOLDER

The Selling Shareholder hereby represents and warrants to Bidders, as follows:

Section 3.1                             Authority.  This Agreement constitutes a valid and binding obligation of the Selling Shareholder, enforceable against the Selling Shareholder in accordance with its terms.

Section 3.2                             No Conflict.  Neither the execution, delivery or performance of this Amended and Restated Agreement by the Selling Shareholder nor the consummation by the Selling Shareholder of the transactions contemplated hereby, subject to compliance with requirements under applicable Law, will, directly or indirectly: (i) contravene, conflict with, or result in a violation of any administrative order, Law, rule or regulation (“Legal Requirements”) applicable to the Selling Shareholder, or any award, judgment, or decision of any court, administrative agency or other governmental authority or by any arbitrator (“Orders”) applicable to the Selling Shareholder; or (ii) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any agreement, contract, obligation or promise (whether written or oral and whether express or implied) to which the Selling Shareholder is a party or by which any of its properties or other assets are legally bound, except, in the case of each of the foregoing clauses (i) and (ii), for any contravention, conflict, violation, breach or right which would not prevent the Selling Shareholder’s performance of its obligations hereunder. No governmental authority has commenced, or threatened in writing to commence, any proceeding or action against the Selling Shareholder with respect to the Tender Offer, this Amended and Restated Agreement or the transactions contemplated hereby, and no Person has commenced any action, proceeding, application or claim against the Selling Shareholder with respect to the Tender Offer, this Amended and Restated Agreement or the transactions contemplated hereby, before any court, governmental, regulatory or administrative agency or commission, authority or tribunal, which would impair the Selling Shareholder’s ability to perform its obligations under this Amended and Restated Agreement.

Section 3.3                             Ownership of the Target Shares.  As of the date hereof, the Selling Shareholder is the beneficial owner of the Target Shares set forth opposite its name on Schedule 3.3 attached hereto, which also indicates the record holder of such Target Shares. The Target Shares set forth opposite the Selling Shareholder’s name on Schedule 3.3 attached hereto (i) except as may, or may be deemed to, exist pursuant to the terms of the Escrow Agreement, are free and clear of any lien or encumbrance and (ii) except for the Escrow Agreement, there are no shareholder agreements, voting trusts, proxies or other agreements or understandings with respect to such Shares which will prohibit, restrict or affect the performance of the Selling Shareholder’s obligations under this Amended and Restated Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BIDDER

Each of the Bidders represents and warrants, severally and solely as to itself, to the Selling Shareholder as follows:

Section 4.1                             Organization and Legal Existence.  Ventura is a Mexican variable capital limited liability company duly organized and existing under the laws of the United Mexican States. Trust 1387 is a trust organized under the laws of the United Mexican States. Javier Molinar and Enrique Castillo are natural persons and citizens of the United Mexican States.

Section 4.2                             Authority.  Bidders have the authority required to enter into this Amended and Restated Agreement. The execution, delivery and performance of this Amended and Restated Agreement has, to the extent applicable, been duly authorized by the competent bodies of the corporate group to which Bidders belongs. This Amended and Agreement has been duly executed and delivered by Bidders and constitutes a valid obligation of Bidders, enforceable against Bidders in accordance with its terms.

Section 4.3                             No Conflict.  Neither the execution, delivery or performance of this Amended and Restated Agreement nor the consummation of the transactions contemplated hereby, including the commencement of the Tender Offer, except as provided in Schedule 4.3, will, directly or indirectly: (i) require Bidders to obtain any regulatory approval, action, waiver or consent of authority; (ii) contravene, conflict with, or result in a violation or breach of Legal Requirements or Orders; or (iii) give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any agreement, contract, obligation, promise or understanding (whether written or oral and whether express or implied) applicable to Bidders or by which any of their properties or other assets are legally bound, except, in the case of each of the foregoing clauses (ii) and (iii), for any contravention, conflict, violation, breach or right which would not prevent Bidders’ performance of their obligations hereunder. No governmental authority has commenced, or threatened in writing to commence, any proceeding or action against Bidders or their Affiliates with respect to the Tender Offer, this Amended and Restated Agreement or the transactions contemplated hereby, and no Person has commenced any action, proceeding, application or claim against Bidders or their Affiliates with respect to the Tender Offer, this Amended and Restated Agreement or the transactions contemplated hereby, before any court, governmental, regulatory or administrative agency or commission, authority or tribunal, which would impair Bidders’ ability to perform their obligations under this Amended and Restated Agreement and the Recapitalization Agreement.

Section 4.4                             Financial Capability.  Bidders have and will have on the closing date of the Tender Offer, sufficient cash or other sources of immediately available funds to make payment for the all of the outstanding Shares of Maxcom and any other amounts to be paid by it hereunder or pursuant to the Tender Offer Documents (as defined in the Recapitalization Agreement). Bidders’ obligation to satisfy their obligations under this Amended and Restated Agreement and the Recapitalization Agreement (including their obligation to purchase Shares validly tendered pursuant to the terms of the Tender Offer) is not contingent or dependent upon obtaining financing from a third-party.

ARTICLE V

TERMINATION

Section 5.1                             Termination.  This Agreement may be terminated at any time:

(a)                          by mutual written consent of the Selling Shareholder and Bidders;

(b)                          by the Selling Shareholder, by giving written notice to Bidders, if Bidders have not consummated the Restructuring on or prior to October 31, 2013, in each case, unless Bidders’ failure to commence the Tender Offer or consummate the Restructuring by such date is the result of a breach by the Selling Shareholder of any of its obligations under this Amended and Restated Agreement, in which case such date shall be extended to three Business Days following the date upon which such breach has been cured;

(c)                           by the Selling Shareholder, by giving written notice to Bidders, if Bidders shall have breached any of their representations or obligations under this Amended and Restated Agreement in a manner that results in the conditions to the Tender Offer or consummation of the Restructuring, in each case as set forth in the Recapitalization Agreement, incapable of being satisfied, and such breach shall be incapable of cure or has not been cured within ten Business Days following the corresponding request made by Selling Shareholder;

(d)                          by Bidders, by giving written notice to the Selling Shareholder, if the Selling Shareholder shall have breached any of its representations or obligations under this Amended and Restated Agreement in a manner that results in the conditions to the Tender Offer or consummation of Restructuring, in each case as set forth in the Recapitalization Agreement, incapable of being satisfied, and such breach shall be incapable of cure or has not been cured within ten Business Days following the corresponding request made by Bidders;

(e)                           by either the Selling Shareholder or Bidders, by giving written notice to the other party, if there shall be in effect any Law that prohibits the consummation of the Tender Offer or any transactions contemplated hereby or if consummation of the Tender Offer or any of the transactions contemplated hereby would breach any non-appealable final judgment of any court or governmental entity having competent jurisdiction; or

(f)                            automatically, if the Recapitalization Agreement has been terminated in accordance with its terms.

Section 5.2                             Effect of Termination.  In the event of the termination of this Amended and Restated Agreement in accordance with Section 5.1 hereof, this Amended and Restated Agreement shall thereafter have no effect, and neither party hereto shall have any liability to the other or its respective Affiliates, directors, officers or employees; provided, that nothing herein will relieve any party hereto from liability for any willful misrepresentation or breach of this Amended and Restated Agreement; provided, however, the provisions of Section 6.1 of this Amended and Restated Agreement shall survive such termination.

ARTICLE VI

MISCELLANEOUS

Section 6.1                             Confidentiality.  Bidders and the Selling Shareholder will maintain in confidence, and Bidders will cause their Affiliates, directors, officers, employees, advisors, agents and representatives to maintain in confidence, any written, oral or other information obtained in confidence from the other party in connection with this Amended and Restated Agreement or the transactions contemplated hereby (including any proposed Tender Offer by Bidders to acquire capital stock of Maxcom), unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated by this Amended and Restated Agreement or (c) the furnishing or use of such information is required by legal proceedings or applicable Law. Whether or not the transactions contemplated by this Amended and Restated Agreement are consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

Section 6.2                             Further Assurances.  The parties hereto each agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents and (c) to do such other acts, all as the other party may reasonably request for the purpose of carrying out the objectives of this Amended and Restated Agreement.

Section 6.3                             Governing Law.  This Amended and Restated Agreement shall be governed by, and construed in accordance with, the Laws of the United Mexican States.

Section 6.4                             Forum.  For all matters relating to the construction and compliance of this Amended and Restated Agreement, Bidders and the Selling Shareholder irrevocably submit to the jurisdiction of the courts in Mexico City, Federal District, Mexico, and expressly waive any other jurisdiction to which they may be entitled by reason of domicile or otherwise.

Section 6.5                             Remedies Cumulative.  The rights and remedies of the parties to this Amended and Restated Agreement are cumulative and not alternative. Neither any failure nor any delay by either party hereto in exercising any right, power or privilege under this Amended and Restated Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. Nothing in this Amended and Restated Agreement shall convey any rights upon any Person which is not a party to this Amended and Restated Agreement.

Section 6.6                             Entire Agreement.  This Agreement constitutes the full and entire understanding and agreement between the parties hereto with regard to the subject matter hereof.

Section 6.7                             Severability.  If any provision of this Amended and Restated Agreement was held invalid or unenforceable by any court of competent jurisdiction, all of the other provisions of this Amended and Restated Agreement will remain in full force and effect.

Any provision of this Amended and Restated Agreement which was held invalid or unenforceable only in part by a competent court will remain in full force and effect to the extent not held invalid or unenforceable.

Section 6.8                             Amendment. This Amended and Restated Agreement may not be amended except by a written instrument signed by each party hereto.

Section 6.9                             Waiver. At any time any party hereto may waive compliance with any of the obligations of the other party hereto, provided, however, that any such waiver is set forth in writing and executed by such party.

Section 6.10                      Binding Effect; Assignment. This Amended and Restated Agreement shall be binding upon the parties hereto and their respective successors and permitted assigns. This Amended and Restated Agreement and the rights or obligations of the parties hereunder may not be assigned without the prior written consent of the other party hereto, except that Bidders may assign in whole or in part, the right (but not the Bidders’ obligation) to purchase the Shares to one or more of their Affiliates subject to the approval of the Selling Shareholder based, in the Selling Shareholder’s sole discretion, on satisfaction of the Selling Shareholder’s or its Affiliates’ “Know Your Customer” requirements.

Section 6.11                      Expenses. Each party hereto shall pay all costs and expenses that he or it incurs with respect to the negotiation, execution, delivery and performance of the Amended and Restated Agreement and consummation of the transactions contemplated hereby.

Section 6.12                      Counterparts; Headings. This Amended and Restated Agreement may be executed in two or more counterparts, each of which shall constitute an original, and all of them shall constitute one and the same instrument. The descriptive headings of the several sections of this Amended and Restated Agreement are inserted for reference only and shall not limit or otherwise affect the meaning hereof.

Section 6.13                      Notices. Any and all notices or requests under this Amended and Restated Agreement shall be sent in writing will produce its effects at the time of being delivered personally at the address of the addressee. The parties hereto appoint as their addresses the following:

If to Ventura, Javier Molinar, or Enrique Castillo:

Ventura Capital Privado, S.A. de C.V.

Paseo de Tamarindos No. 400 Torre B, Piso 25

Col. Bosque de las Lomas

CP. 05120 Cuajimalpa.

México, D.F.

México

Attn: Mr. Javier Molinar

Copy to:

Jones Day México, S.C.

Bosque de Alisos 47B primer piso México, D.F. 05120

Attn: Fernando de Ovando

Facsimile: (5255) 30004040

E-mail: fdeovando@jonesday.com

If to Trust 1387:

BANCO INVEX S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, INVEX

GRUPO FINANCIERO

Torre Esmeralda I. Blvd. Manuel Ávila Camacho no. 40, piso 7

Colonia Lomas de Chapultepec, C.P.

11000, Distrito Federal México.

Tel. (5255) 5350-3333 ext. 2228

Attention: Mr. Pedro Izquierdo Rueda

Copy to:

Jones Day México, S.C.

Bosque de Alisos 47B primer piso México, D.F. 05120

Attn: Fernando de Ovando

Facsimile: (5255) 30004040

E-mail: fdeovando@jonesday.com

If to the Shareholder.

Nexus Partners LLC

400 Skokie Boulevard - Suite 570

Northbrook, IL 60062

Attn: Jacques Gliksberg

Copy to:

BASCFC-Maxcom Holdings I, LLC

Attn: Jeffrey M. Atkins, Ileana Stone

135 South LaSalle Street

Chicago, Illinois 60603

IN WITNESS WHEREOF, the parties execute this Agreement as of the date first written above.

BASCFC-MAXCOM HOLDINGS I, LLC

By:	/s/ Jeffrey Atkins
Name:	Jeffrey Atkins
Title:	Managing Director

Signature page to amended and restated Agreements to Tender

Ventura Capital Privado, S.A. de C.V.

By:	/s/ Javier Molinar Horcasitas
Signature

Print Name: Javier Molinar Horcasitas
Title: Attorney in fact

Signature page to Agreement to Tender

Banco Invex S.A., Institución de Banca Múltiple, Invex Grupo Financeiro, acting as trustee under Trust Number 1387

By:	/s/ Pedro Izquierdo Rueda
Signature

Print Name: Pedro Izquierdo Rueda
Title: Trust Officer

By:
Signature

Print Name:
Title:

Signature page to Agreement to Tender

Javier Molinar Horcasitas

/s/ Javier Molinar Horcasitas
Signature

Signature page to Agreement to Tender

Enrique Castillo Sanchéz Majorada

/s/ Enrique Castillo Sanchéz Majorada
Signature

Signature page to Agreement to Tender

Nexus Partners I, LLC

By:	/s/ Jacques Gliksberg
Name:	Jacques Gliksberg
Title:	Manager

Signature page to amended and restated Agreements to Tender

SCHEDULE 3.3 TO AGREEMENT TO TENDER

Name of Selling	Series A
Stockholder	Shares	CPOs	ADRs	Record Holder
BASCFC-MAXCOM HOLDINGS I, LLC		28’580,610

SCHEDULE 4.3

GOVERNMENTAL APPROVALS; NO CONFLICT

1)                          Authorization of the National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores).

2)                          Approval (“visto bueno”) of the Federal Competition Commission.

3)                          Authorization from the SCT.